MORGAN STANLEY
                             SPECTRUM SERIES







        September 2005
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 25, 2005.









                                      Issued: October 31, 2005


[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                               INCEPTION-  COMPOUND
                                                                                                                TO-DATE   ANNUALIZED
                   1991  1992  1993  1994  1995  1996  1997  1998  1999  2000   2001   2002  2003  2004   2005   RETURN     RETURN
FUND                 %     %     %     %     %     %     %     %     %     %      %      %     %     %      %       %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency .  --    --    --   --     --    --    --    --    --   11.7   11.1   12.2  12.4 (8.0) (18.3)    17.8      3.2
                                                                        (6 mos.)                        (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
Balanced ..........  --    --    -- (1.7)  22.8  (3.6) 18.2  16.4   0.8    0.9   (0.3) (10.1)  6.2 (5.6)   0.7     47.1      3.6
                                   (2 mos.)                                                             (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select .. 31.2 (14.4) 41.6 (5.1)  23.6   5.3   6.2  14.2  (7.6)   7.1    1.7   15.4   9.6 (4.7)  (6.9)   168.9      7.2
                 (5 mos.)                                                                               (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic   --    --   --   0.1   10.5  (3.5)  0.4   7.8  37.2  (33.1)  (0.6)   9.4  24.0  1.7  (10.1)    30.9      2.5
                                   (2 mos.)                                                             (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical   --    --   --  (2.2)  17.6  18.3   7.5  10.2  (7.5)   7.8   (7.2)  23.3  23.0  4.4   (7.1)   119.6      7.5
                                   (2 mos.)                                                             (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
SEPTEMBER 2005

Dear Limited Partner:

     The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of September 30, 2005 was as follows:

FUND                                       N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                          $11.78                -0.53%
--------------------------------------------------------------------------------
Spectrum Global Balanced                   $14.71                 0.40%
Spectrum Select                            $26.89                 1.55%
--------------------------------------------------------------------------------
Spectrum Strategic                         $13.09                 1.81%
--------------------------------------------------------------------------------
Spectrum Technical                         $21.96                -1.16%
--------------------------------------------------------------------------------

     Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.


   Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

                      (This Page Intentionally Left Blank)

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

   [THE FOLLOWING PLOT POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                   MONTH ENDED SEPTEMBER 30, 2005   YTD ENDED SEPTEMBER 30, 2005
                   ------------------------------   ----------------------------

Australian dollar              -0.22                            -1.67
British pound                  -1.80                            -7.89
Euro                            0.18                            -0.74
Japanese yen                    2.31                             4.36
Swiss franc                     0.23                             1.08
Minor currencies               -0.90                           -10.41

Note: Reflects trading results only and does not include fees or interest income.

      Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Australian dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were recorded from short U.S. dollar positions against the British pound, Norwegian krone, Czech koruna, and both the Australian and New Zealand dollars, as the value of the U.S. dollar advanced amid bolstered expectations that the U.S. Federal Reserve would continue to raise interest rates in light of reports of a smaller-than-expected rise in U.S. jobless claims. Also forcing the New Zealand dollar lower against the U.S. dollar were fears for an economic slow-down in New Zealand during 2006.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Long positions in the U.S. dollar against the Japanese yen and Singapore dollar achieved gains after the yen's value declined in the wake of weak Japanese economic data, including industrial production, salaried household spending, and the Tokyo consumer price index.

> Additional gains resulted from long U.S. dollar positions versus the Swiss franc and euro as both European currencies declined amid weaker growth forecasts for the European economy and developments of political uncertainty stemming from news that Germany's incumbent Chancellor, Gerhard Schroeder, would not concede defeat to the opposition leader Angela Merkel in the days after the election.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

   [THE FOLLOWING PLOT POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                   MONTH ENDED SEPTEMBER 30, 2005   YTD ENDED SEPTEMBER 30, 2005
                   ------------------------------   ----------------------------

Currencies                     -0.18                            -2.77
Interest Rates                 -2.04                            -0.70
Stock Indices                   2.87                             6.70
Energies                       -0.10                             0.70
Metals                         -0.10                            -0.43
Agriculturals                   0.25                            -0.32

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global stock index futures markets, long positions in Japanese stock index futures experienced gains as prices increased on positive comments from Bank of Japan Governor Toshihiko Fukui, who said the Japanese economy was in the process of emerging from a soft patch as demonstrated by rising production, improving business sentiment, and a sustained upturn in consumer spending. Additional sector gains resulted from long positions in European and U.S. stock index futures as oil prices declined and investors embraced signs that the global economy could move forward despite Hurricane Katrina's devastation of the U.S. Gulf Coast.

> Gains within the agricultural sector resulted from long futures positions in feeder cattle, as well as from short futures positions in corn. Feeder cattle prices moved higher on technically-based buying and the release of a study by the University of Illinois which concluded that diets rich in animal proteins led to effective weight loss. Meanwhile, corn prices declined on reports of higher supply due to rain in the growing regions of the U.S. Midwest.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the global interest rate sector, long positions in U.S. and European fixed-income futures incurred losses as prices weakened after measurements of Hurricane Katrina's economic impact revealed they were not weak enough to deter the U.S. Federal Reserve from its policy of raising interest rates. European fixed-income prices also fell in response to expectations that the European Central Bank representatives would leave European interest rates unchanged at their upcoming meeting, despite the fact that European Central Bank representatives had openly discussed the eventual need to hike rates due to concern for inflation risks.

> In the currency sector, losses were recorded from short U.S. dollar positions against the euro, Swiss franc, and New Zealand dollar as the value of the U.S. dollar advanced amid bolstered expectations that the U.S. Federal Reserve would continue to raise interest rates in light of reports of a smaller-than-expected rise in U.S. jobless claims. Meanwhile, the values of the euro and Swiss franc closed lower amid weaker growth forecasts for the European economy and developments of political uncertainty stemming from news that Germany's incumbent Chancellor, Gerhard Schroeder, would not concede defeat to the opposition leader Angela Merkel in the days after the election. The value of the New Zealand dollar weakened on fears for an economic slow-down in New Zealand during 2006.

> In the metals sector, losses resulted from long futures positions in nickel after prices declined amid profit-taking and technically-based selling.

> Losses were recorded within the energy markets from long futures positions in crude oil and its related products as prices finished the month lower after the International Energy Agency, OPEC, and the Energy Information Administration all cut energy demand estimates for 2006. Further impacting prices was a U.S. Energy Department report which reflected that U.S. crude oil inventories were 13% above year-ago levels. Finally, prices were negatively affected by an announcement from OPEC's president and Kuwait's oil minister, who said that OPEC and his country would consider increasing output above current quotas.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

   [THE FOLLOWING PLOT POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                   MONTH ENDED SEPTEMBER 30, 2005   YTD ENDED SEPTEMBER 30, 2005
                   ------------------------------   ----------------------------

Currencies                      0.63                           -6.04
Interest Rates                 -2.19                           -0.28
Stock Indices                   3.48                            4.09
Energies                       -0.48                            2.83
Metals                          0.53                           -1.32
Agriculturals                   0.16                           -0.80

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global stock index futures markets, long positions in Japanese stock index futures experienced gains as prices increased on positive comments from Bank of Japan Governor Toshihiko Fukui, who said the Japanese economy was in the process of emerging from a soft patch as demonstrated by rising production, improving business sentiment, and a sustained upturn in consumer spending. Additional sector gains resulted from long positions in European stock index futures as oil prices declined and investors embraced signs that the global economy could move forward despite Hurricane Katrina's devastation of the U.S. Gulf Coast.

> In the currency sector, long U.S. dollar positions against the Japanese yen recorded gains after the yen's value declined in the wake of weak Japanese economic data, including industrial production, salaried household spending, and the Tokyo consumer price index. Additional sector gains were provided from short U.S. dollar positions versus the Canadian dollar as Canada's currency advanced amid the recent rise in oil prices.

> Within the metals markets, gains were recorded from long futures positions in gold and copper. Gold prices increased sharply as fears of inflation and the long-term economic effect of higher energy prices pushed the value of the "safe-haven" commodity higher, while copper prices strengthened in response to increased global demand from countries such as China and India.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> Gains within the agricultural sector resulted from long futures positions in sugar as prices trended upwards on worries of significant crop damage in Louisiana and Texas.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the global interest rate sector, long positions in U.S. and European fixed-income futures incurred losses as prices weakened after it was revealed that measurements of Hurricane Katrina's economic impact were not weak enough to deter the U.S. Federal Reserve from its policy of raising interest rates. European fixed-income prices also fell in response to expectations that the European Central Bank representatives would leave European interest rates unchanged at their upcoming meeting, despite the fact that European Central Bank representatives had openly discussed the eventual need to hike rates due to concern for inflation risks. Long positions in Canadian interest rate futures also provided losses as prices finished lower on strength in the equity markets after the S&P/TSX Composite Index increased to 11,000, a key psychological level for the first time since September 2000. Canadian bond prices were also pulled lower after the Bank of Canada raised its key interest rate for the first time in 11 months. Additional losses stemmed from long positions in Australian bonds as prices declined after Australia's largest ever annual jobs gain initiated speculation that the Reserve Bank of Australia would perhaps reconsider its stance on interest rates and lean towards future interest rate tightening.

> Losses were recorded within the energy markets from long futures positions in crude oil and its related products as prices finished the month lower after the International Energy Agency, OPEC, and the Energy Information Administration all cut energy demand estimates for 2006. Further impacting prices was a U.S. Energy Department report which reflected that U.S. crude oil inventories were 13% above year-ago levels. Finally, prices were negatively affected by an announcement from OPEC's president and Kuwait's oil minister, who said that OPEC and his country would consider increasing output above current quotas.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

   [THE FOLLOWING PLOT POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                   MONTH ENDED SEPTEMBER 30, 2005   YTD ENDED SEPTEMBER 30, 2005
                   ------------------------------   ----------------------------

Currencies                       1.48                          -10.14
Interest Rates                   0.23                            0.14
Stock Indices                    0.45                            0.22
Energies                        -0.26                            2.66
Metals                           0.31                           -0.36
Agriculturals                   -0.07                           -2.42

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the currency sector, long U.S. dollar positions against the euro, Swiss franc, Swedish krona, and Norwegian krone recorded gains as the values of European currencies declined amid weaker growth forecasts for the European economy and developments of political uncertainty stemming from news that Germany's incumbent Chancellor, Gerhard Schroeder, would not concede defeat to the opposition leader Angela Merkel in the days after the election.
     Additional sector gains were provided from long U.S. dollar positions versus the Japanese yen after the yen's value declined in the wake of weak Japanese economic data, including industrial production, salaried household spending, and the Tokyo consumer price index.

> In the global stock index futures markets, long positions in Japanese stock index futures experienced gains as prices increased on positive comments from Bank of Japan Governor Toshihiko Fukui, who said the Japanese economy was in the process of emerging from a soft patch as demonstrated by rising production, improving business sentiment, and a sustained upturn in consumer spending. Additional sector gains resulted from long positions in European stock index futures as oil prices declined and investors embraced signs that the global economy could move forward despite Hurricane Katrina's devastation of the U.S. Gulf Coast.

> Within the metals markets, gains were recorded from long futures positions in zinc as prices strengthened in response to increased global demand from countries such as China and India.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> In the global interest rate sector, short positions in U.S. fixed-income futures achieved gains as prices weakened after it was revealed that measurements of Hurricane Katrina's economic impact were not weak enough to deter the U.S. Federal Reserve from its policy of raising interest rates.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were recorded within the energy markets from long futures positions in crude oil and its related products as prices finished the month lower after the International Energy Agency, OPEC, and the Energy Information Administration all cut energy demand estimates for 2006. Further impacting prices was a U.S. Energy Department report which reflected that U.S. crude oil inventories were 13% above year-ago levels. Finally, prices were negatively affected by an announcement from OPEC's president and Kuwait's oil minister, who said that OPEC and his country would consider increasing output above current quotas.

> Losses in the agricultural markets stemmed from long futures positions in soybeans and corn after prices decreased on reports of rain in the growing regions of the U.S. Midwest and growth in global supply.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

   [THE FOLLOWING PLOT POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                   MONTH ENDED SEPTEMBER 30, 2005   YTD ENDED SEPTEMBER 30, 2005
                   ------------------------------   ----------------------------

Currencies                       0.79                          -5.77
Interest Rates                  -3.74                          -1.01
Stock Indices                    2.69                           4.69
Energies                        -0.27                           5.96
Metals                           0.67                          -0.29
Agriculturals                   -0.69                          -5.17


Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the global interest rate sector, long positions in European and U.S. fixed-income futures incurred losses as prices weakened after measurements of Hurricane Katrina's economic impact revealed that they were not weak enough to deter the U.S. Federal Reserve from its policy of raising interest rates. European fixed-income prices also fell in response to expectations that European Central Bank representatives would leave European interest rates unchanged at their upcoming meeting, despite the fact that European Central Bank representatives had openly discussed the eventual need to hike rates due to concern for inflation risks. Long positions in Australian bond futures recorded losses as prices declined after Australia's largest ever annual jobs gain initiated speculation that the Reserve Bank of Australia would perhaps reconsider its stance on interest rates and lean towards future interest rate tightenings. Additional losses stemmed from long positions in Canadian interest rate futures as prices finished lower on strength in the equity markets after the S&P/TSX Composite Index increased to 11,000, a key psychological level for the first time since September 2000. Canadian bond prices were also pulled lower after the Bank of Canada raised its key interest rate for the first time in 11 months.

> In the agricultural markets, losses resulted from short futures positions in live cattle and cotton, as well as from long futures positions in coffee. Live cattle prices rose amid higher slaughter rates caused by increases in market demand, while cotton prices reversed higher in response to technically-based buying. Coffee prices fell on news of growth in global crops from countries such as Brazil and Colombia.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> Losses were recorded within the energy markets from long futures positions in crude oil and its related products as prices finished the month lower after the International Energy Agency, OPEC, and the Energy Information Administration all cut energy demand estimates for 2006. Further impacting prices was a U.S. Energy Department report which reflected that U.S. crude oil inventories were 13% above year-ago levels. Finally, prices were negatively affected by an announcement from OPEC's president and Kuwait's oil minister, who said that OPEC and his country would consider increasing output above current quotas.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global stock index futures markets, long positions in Japanese stock index futures experienced gains as prices increased on positive comments from Bank of Japan Governor Toshihiko Fukui, who said the Japanese economy was in the process of emerging from a soft patch as demonstrated by rising production, improving business sentiment and a sustained upturn in consumer spending. Additional sector gains resulted from long positions in European stock index futures as oil prices declined and investors embraced signs that the global economy could move forward despite Hurricane Katrina's devastation of the U.S. Gulf Coast.

> In the currency sector, long U.S. dollar positions against the Japanese yen recorded gains after the yen's value declined in the wake of weak Japanese economic data, including industrial production, salaried household spending, and the Tokyo consumer price index. Long U.S. dollar positions against the euro also recorded gains after the euro's value declined amid weaker growth forecasts for the European economy and developments of political uncertainty stemming from news that Germany's incumbent Chancellor, Gerhard Schroeder, would not concede defeat to the opposition leader Angela Merkel in the days after the election. Additional sector gains were provided from short U.S. dollar positions versus the Australian dollar, which advanced on support from higher gold prices.

> Within the metals markets, gains were recorded from long futures positions in both base and precious metals. Copper and zinc prices strengthened in response to increased global demand from countries such as China and India, while gold prices increased sharply as fears of inflation and the long-term economic effect of higher energy prices pushed the value of the "safe-haven" commodity higher.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2005 (UNAUDITED)


                                          MORGAN STANLEY                         MORGAN STANLEY
                                          SPECTRUM CURRENCY                  SPECTRUM GLOBAL BALANCED
                                  ---------------------------------      ---------------------------------
                                                    PERCENTAGE OF                          PERCENTAGE OF
                                                  SEPTEMBER 1, 2005                      SEPTEMBER 1, 2005
                                                      BEGINNING                              BEGINNING
                                    AMOUNT         NET ASSET VALUE         AMOUNT         NET ASSET VALUE
                                    ------         ---------------         ------         ---------------

                                        $                 %                   $                   %

INVESTMENT INCOME
   Interest income (Note 2)          503,685              .22               127,774               .28
                                  ----------             ----            ----------              ----

EXPENSES
   Brokerage fees (Note 2)           874,844              .38               174,506               .38
   Management fees (Note 3)          380,367              .17                47,421               .10
                                  ----------             ----            ----------              ----
     Total Expenses                1,255,211              .55               221,927               .48
                                  ----------             ----            ----------              ----
NET INVESTMENT LOSS                 (751,526)            (.33)              (94,153)             (.20)
                                  ----------             ----            ----------              ----

TRADING RESULTS
Trading profit (loss):
   Realized                       (4,003,992)           (1.75)            1,311,259              2.88
   Net change in unrealized        3,542,584             1.55            (1,036,567)            (2.28)
                                  ----------             ----            ----------              ----
     Total Trading Results          (461,408)            (.20)              274,692               .60
                                  ----------             ----            ----------              ----
NET INCOME (LOSS)                 (1,212,934)            (.53)              180,539               .40
                                  ==========             ====            ==========              ====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2005 (UNAUDITED)



                                            MORGAN STANLEY                                       MORGAN STANLEY
                                           SPECTRUM CURRENCY                                SPECTRUM GLOBAL BALANCED
                           ------------------------------------------------      ------------------------------------------------
                                                                     PER                                                  PER
                                UNITS              AMOUNT            UNIT             UNITS              AMOUNT           UNIT
                           ---------------      ------------       --------      ---------------      ------------       --------
                                                     $                 $                                   $                $
Net Asset Value,
  September 1, 2005        19,264,904.489       228,220,151          11.85        3,107,010.272        45,523,687         14.65
Net Income (Loss)                      --        (1,212,934)          (.07)                  --           180,539           .06
Redemptions                  (431,183.237)       (5,079,339)         11.78          (60,565.458)         (890,918)        14.71
Subscriptions                 145,988.757         1,719,748          11.78           23,760.308           349,514         14.71
                           --------------       -----------                       -------------        ----------
Net Asset Value,
  September 30, 2005       18,979,710.009       223,647,626          11.78        3,070,205.122        45,162,822         14.71
                           ==============       ===========                       =============        ==========




The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2005 (UNAUDITED)


                                       MORGAN STANLEY                    MORGAN STANLEY                   MORGAN STANLEY
                                       SPECTRUM SELECT                 SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                                ----------------------------      -----------------------------    -----------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                    PERCENTAGE OF
                                           SEPTEMBER 1, 2005                  SEPTEMBER 1, 2005                SEPTEMBER 1, 2005
                                               BEGINNING                          BEGINNING                        BEGINNING
                                  AMOUNT    NET ASSET VALUE          AMOUNT    NET ASSET VALUE        AMOUNT    NET ASSET VALUE
                                ---------- -----------------      ----------- -----------------    ----------- -----------------
                                     $            %                     $            %                   $            %
INVESTMENT INCOME
   Interest income (Note 2)      1,222,975         .22               369,278         .22            1,661,510         .22
                                ----------       -----             ---------       -----           ----------       -----
EXPENSES
   Brokerage fees (Note 2)       2,749,914         .50               822,858         .50            3,817,535         .50
   Management fees (Note 3)      1,300,743         .23               374,191         .23            1,648,361         .21
                                ----------       -----             ---------       -----           ----------       -----
     Total Expenses              4,050,657         .73             1,197,049         .73            5,465,896         .71
                                ----------       -----             ---------       -----           ----------       -----
NET INVESTMENT LOSS             (2,827,682)       (.51)             (827,771)       (.51)          (3,804,386)       (.49)
                                ----------       -----             ---------       -----           ----------       -----
TRADING RESULTS
Trading profit (loss):
   Realized                      6,713,445        1.22                94,728         .06              (41,866)       (.01)
   Net change in unrealized      4,642,430         .84             3,719,985        2.26           (5,009,756)       (.66)
                                ----------       -----             ---------       -----           ----------       -----
     Total Trading Results      11,355,875        2.06             3,814,713        2.32           (5,051,622)       (.67)
                                ----------       -----             ---------       -----           ----------       -----
NET INCOME (LOSS)                8,528,193        1.55             2,986,942        1.81           (8,856,008)      (1.16)
                                ==========       =====             =========       =====           ==========       =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2005 (UNAUDITED)


                                MORGAN STANLEY                       MORGAN STANLEY                        MORGAN STANLEY
                                SPECTRUM SELECT                    SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                     ------------------------------------  -----------------------------------  -----------------------------------
                                                    PER                                  PER                                  PER
                         UNITS           AMOUNT     UNIT       UNITS          AMOUNT     UNIT       UNITS          AMOUNT     UNIT
                     --------------   -----------  ------  --------------  -----------  ------  --------------  -----------  ------
                                            $         $                          $         $                          $         $
Net Asset Value,
 September 1, 2005   20,768,310.731   549,982,895   26.48  12,805,080.217  164,571,517   12.85  34,371,626.676  763,506,922   22.21
Net Income (Loss)                --     8,528,193     .41              --    2,986,942     .24              --   (8,856,008)   (.25)
Redemptions            (428,627.435)  (11,525,792)  26.89    (270,819.282)  (3,545,024)  13.09    (728,349.027) (15,994,545)  21.96
Subscriptions           188,568.972     5,070,620   26.89     111,789.317    1,463,322   13.09     382,892.132    8,408,311   21.96
                     --------------   -----------          --------------  -----------          --------------  -----------
Net Asset Value,
 September 30, 2005  20,528,252.268   552,055,916   26.89  12,646,050.252  165,476,757   13.09  34,026,169.781  747,064,680   21.96
                     ==============   ===========          ==============  ===========          ==============  ===========




The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

     The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Strategic's clearing commodity brokers are MS & Co., MSIL, and Morgan Stanley Capital Group Inc. ("MSCG"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

     Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

     Brokerage fees for Spectrum Select, Spectrum Strategic, and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

     Effective July 1, 2005, brokerage fees for Spectrum Select, Spectrum Strategic, and Spectrum Technical were reduced from 1/12 of 7.25% (a 7.25% annual rate) to 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

     Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative, and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by the General Partner before the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

     Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Strategic's cash is on deposit with Morgan Stanley DW, MS & Co., MSIL, and MSCG. Spectrum Global Balanced, Spectrum Select, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

     The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

     The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

     The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

     The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

     Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

     Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

     Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

     Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

     Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

     For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR COMPLETE INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

             Demeter Management Corporation
             330 Madison Avenue, 8th Floor
             New York, NY 10017



[MORGAN STANLEY LOGO]


ADDRESS SERVICE REQUESTED






[RECYCLE LOGO] printed on recycled paper
               DWS 38221-09